Exhibit 10.20

AMENDMENT OF LEASE

THIS AMENDMENT  OF LEASE (this "Amendment")  is made this 28th day of May,  2008,  by  and  between  1332  LONDONTOWN  ROAD,  LLC,  having  an addrTE of  1300 York  Road, Suite 300,  Lutherville,  Maryland 21093  ("Landlord") and GSE SYSTEMS, INC., having an address of 7133 Rutherford Road, Baltimore, Maryland, 21244 (hereinafter 'Tenant").
WHEREAS, pursuant to a Lease Agreement dated February 27, 2008 by and between Landlord and Tenant (the "Lease"), Landlord leased to Tenant approximately 31,583 square feet of space (the "Original Premises") on the first and second floors of the building located at 1332 Londontown Road, Eldersburg, Maryland (the "Building") in the business park known as the Londontown Business Center; and
WHEREAS , Landlord and Tenant desire to amend certain terms and provisions of the Lease.
NOW, THEREFORE, WITNESSETH in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.
Landlord and Tenant have agreed to increase the size of the Original Premises by the addition of approximately 4,135 square feet of space on the first floor of the Building (the "Additional Space"), described as the "First Expansion Premises" and shown in further detail as a cross-hatched area on Exhibit A attached hereto and made a part hereof. The Additional Space, together with the Original Premises, shall be deemed to be the Premises under the Lease as of the date that Landlord delivers the Additional Space to Tenant with the Premises (the "New Space Delivery Date"). The Termination Date of the Lease for the Original Premises and the Additional Space shall be the same as set forth in the Lease.

2.
The Base Rent for the Additional Space for the first Lease Year shall be Forty-Two Thousand Three Hundred Eighty-Three and 75/100 Dollars ($42,383.75), payable in twelve (12) equal, monthly installments of Three Thousand Five Hundred Thirty-One and 97/100 Dollars ($3,531.97) each, effective on the Rent Commencement Date. With the addition of the Additional Space, the Base Rent for the Premises shall increase to Three Hundred Sixty-Six Thousand One Hundred Nine and 50/100 Dollars ($366,109.50) for the first Lease Year, payable in twelve (12) equal, monthly installments of Thirty Thousand Five Hundred Nine and 12/100 Dollars ($30,509.12) each. The Base Rent for the Premises shall increase on each anniversary of the Rent Commencement Date by three percent (3%) over the previous Lease Year's amount of Base Rent. Upon execution of this Amendment, Tenant shall pay in advance the Base Rent for the Additional Space due on August 1, 2008.

3.
Tenant shall accept the Premises in their ''as is" condition on the New Space Delivery Date, with the exception of the work to be performed by Landlord therein prior to such date, as described in this Section 3 and shown on the attached "Exhibit  B" (collectively, "Landlord's Work"). Landlord's Work for the Additional Space shall be limited to demising the Premises, installing new exit doors to the corridor and from the Additional Space to the outside on the left side of the Additional Space, as well as refinishing the portion of the Additional Space that is currently part of the entry corridor to the Building by installing new flooring, paint, and ceiling in such former corridor area (with input from Tenant on selections so as to compliment Tenant's remaining selections in the Additional Space). The flooring, paint, ceiling, lighting, etc. to be installed within the area which is currently part of the entry corridor to the Building shall be consistent with other class A office buildings in the suburban metropolitan area. In addition, Landlord shall insure that the Additional Space is served by a power supply of 200 Amps, 3phase, 4 wire service, 120/208V. A copy of the lay-out plan for the Additional Space is attached hereto as Exhibit B and made a part hereof.

4.
Landlord shall provide Tenant with a tenant allowance (the 'Tenant Allowance") up to Forty-One Thousand Three Hundred Fifty Dollars ($41,350) towards Tenant's costs of preparing the Premises for its occupancy. Landlord shall pay the Tenant Allowance or such portions thereof as are invoiced by Tenant for work performed on behalf of Tenant or materials purchased by Tenant, within fifteen (15)  days after receipt of Tenant's written request. Upon written request from Tenant, Landlord shall perform any and all improvements requested by Tenant, including any required plans, permits, engineering, and approvals, provided payment therefore is made pursuant to the provisions of this paragraph. Landlord may charge market reasonable rates which Tenant shall have the right to approve prior to Landlord commencing any construction. If Landlord  does perform any construction --as ·c5utlined ·herein-, Landlord -shall deduct the cost of such construction from the Tenant Allowance. Any remaining allowance after construction is completed shall be credited to Tenant, and any amounts due to Landlord in excess of the Tenant Allowance shall be paid by Tenant to Landlord within thirty  (30) days of invoice from Landlord.

5.
Tenant's Pro Rata Share of Property Utilities, Operating Costs, and Real Estate Taxes shall increase to nine point ninety-two percent (9.92%) and Tenant's Pro Rata Share of Building Utilities shall increase to seventy-one point forty-four percent (71.44%), effective on the New Space Delivery Date and throughout the Term of the Lease.

6.	Except as set forth in this Amendment, the provisions of the Lease shall remain unmodified and in full force and effect.

WITNESS the hand and seal of Landlord, and the hand of Tenant, and their respective corporate seals hereto affixed the day and year first above written.

WITNESS:1332 LONDONTOWN ROAD, LLC

________________________By: _____/s/ David Lipson_____________
David Lipson
Authorized Signatory

WITNESS/ATTEST:GSE SYSTEMS, INC.
GSE SYSTEMS, INC.

___             _______By: __/s/ Jeffery G. Hough_____(SEAL)
                        Jeffery G. Hough
Chief Financial Officer